FOR IMMEDIATE RELEASE
December 16, 2004

NEW YORK MORTGAGE TRUST DECLARES
FOURTH QUARTER 2004 COMMON STOCK DIVIDEND

New York, New York- December 16, 2004- New York Mortgage Trust, Inc. (NYSE: NTR),

announced today that its Board of Directors has declared a cash dividend of $0.24 per share on its common shares of beneficial interest for the quarter ended December 31, 2004. The dividend is payable on January 26, 2005, to shareholders of record as of January 6, 2005.

The fourth quarter dividend represents the distribution of the estimated net income of NYMT, exclusive of any net income earned by its taxable REIT subsidiary, The New York Mortgage Company, LLC ("NYMC"), for the fourth quarter of 2004.

Steven Schnall, Chairman and Co-CEO, commented, "At the beginning of the fourth quarter we were fully invested in an initial portfolio of investment-grade, adjustable-rate, residential mortgage-backed securities and, to a lesser extent, self-originated loans. During the fourth quarter we began in earnest the second phase of our business plan - replacing our acquired securities with self-originations as well as opportunistic whole loan purchases made by our newly formed correspondent lending division. During the first quarter of 2005 we will securitize these loans - which will allow us to realize additional incremental yield on our investment portfolio through a lower cost basis on the underlying mortgages. While doing so, we continue to focus on mitigating the effects of rising interest rates through the use of interest rate hedges. Our portfolio currently has a net weighted duration gap (the difference between the weighted average duration of assets and liabilities inclusive of hedges) of approximately five months."

About New York Mortgage Trust

New York Mortgage Trust, Inc. (NYMT) is a real estate investment trust (REIT) focused on owning and managing a leveraged portfolio of residential mortgage securities and a mortgage origination business. The mortgage portfolio is comprised largely of prime adjustable-rate and hybrid mortgage loans and securities, much of which, over time will be originated by NYMT's wholly owned mortgage origination business, The New York Mortgage Company, LLC (NYMC), a taxable REIT subsidiary. The ability to build a portion of its loan portfolio from loans internally originated is a cornerstone of NYMT's strategy.

For Further Information
AT THE COMPANY Michael I. Wirth, Chief Financial Officer Phone: 212-634-2342 Email: mwirth@nymtrust.com	AT FINANCIAL RELATIONS BOARD Joe Calabrese (General) 212-445-8434 Julie Tu (Analysts) 212-445-8456

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward- looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, the possibilities that a rise in interest rates may cause a decline in the market value of the Company's assets, a decrease in the demand for mortgage loans may have a negative effect on the Company's volume of closed loan originations, prepayment rates may change, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may experience the risks associated with investing in real estate, including changes in business conditions and the general economy, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.